Exhibit 5.1

FORM OF LEGAL OPINION

PRIVILEGED AND STRICTLY CONFIDENTIAL Mainz Biomed N.V. Subject to opinion committee approval

CMS Derks Star Busmann N.V.

Atrium | Parnassusweg 737

NL-1077 DG Amsterdam

P.O. Box 94700

NL-1090 GS Amsterdam

Bank account (Stichting Derdengelden)

Iban: NL31 RABO 0103 3545 49

Swift/bic: RABONL2U

T +31 20 301 63 01

F +31 20 301 63 05

I  cms.law

Our ref. /CW/CW

Subject:	Mainz Biomed / Legal opinion	[●] 2021

Dear Sirs,

We have acted as Dutch legal counsel to Mainz Biomed N.V., a public company (naamloze vennootschap) of Amsterdam, the Netherlands (the “Company”) in respect of certain matters of Dutch law in connection with the filing of a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission. The Registration Statement covers [●] ordinary shares in the capital of the Company (the “Registration Shares”).

For the purpose of this legal opinion, we have examined and relied solely upon the following documents:

(a)	an electronically received copy of an extract relative to the Company, dated [●] (the “Extract”) from the trade register (handelsregister) of the Dutch Chamber of Commerce (Kamer van Koophandel) (the “Trade Register”);

(b)	an official copy of the notarial deed of incorporation (akte van oprichting) of Mainz Biomed B.V., dated 8 March 2021 (the “Deed of Incorporation”), containing the articles of association of the Company before the execution of the Deed of Conversion (the “B.V. Articles of Association”)

All services are rendered under an agreement of instruction with CMS Derks Star Busmann N.V., with registered office in Amsterdam, the Netherlands. This agreement is subject to the General Conditions of CMS Derks Star Busmann N.V., which have been filed with the registrar of the District Court Amsterdam, the Netherlands, under no. 84/2020 and which contain a limitation of liability. These terms have been published on the website cms.law and will be provided upon request. CMS Derks Star Busmann N.V. is a company with limited liability under the laws of the Netherlands and is registered in the Netherlands with the trade register under no. 30201194 and in Belgium with the RPR Brussels under no. 0877.478.727. The VAT number of CMS Derks Star Busmann N.V. for the Netherlands is NL8140.16.479.B01 and for Belgium BE 0877.478.727.

CMS Derks Star Busmann is a member of CMS, the organisation of European law firms. In certain circumstances, CMS is used as a brand or business name of, or to refer to, some or all of the member firms or their offices. Further information can be found at www.cms.law.

CMS offices and associated offices: Aberdeen, Algiers, Amsterdam, Antwerp, Barcelona, Beijing, Belgrade, Berlin, Bogotá, Bratislava, Bristol, Brussels, Bucharest, Budapest, Casablanca, Cologne, Dubai, Duesseldorf, Edinburgh, Frankfurt, Funchal, Geneva, Glasgow, Hamburg, Hong Kong, Istanbul, Johannesburg, Kyiv, Leipzig, Lima, Lisbon, Ljubljana, London, Luanda, Luxembourg, Lyon, Madrid, Manchester, Mexico City, Milan, Mombasa, Monaco, Moscow, Munich, Muscat, Nairobi, Paris, Podgorica, Poznan, Prague, Reading, Rio de Janeiro, Riyadh, Rome, Santiago de Chile, Sarajevo, Seville, Shanghai, Sheffield, Singapore, Skopje, Sofia, Strasbourg, Stuttgart, Tirana, Utrecht, Vienna, Warsaw, Zagreb and Zurich.

(c)	an official copy of the notarial deed of conversion, dated [●] (the “Deed of Conversion”), containing the current articles of association of the Company (the “N.V. Articles of Association”);

(d)	an electronically received copy of an underwriting agreement dated [●] 2021 between the Company and the underwriters named in it (the “Underwriting Agreement”);]

(e)	[an official copy of the notarial deed of issue of [●] [Registration Shares] to [●], dated [●] (the “Deed of Issue”)] ;

(f)	an electronically received copy of a written resolution of the management board (het bestuur) of the Company, dated [●] 2021 (the “Board Resolution”); and

(g)	an electronically received copy of a written resolution of the general meeting (algemene vergadering) of the Company, dated [●] 2021 (the “Shareholder Resolution”) (the Board Resolution and the Shareholder Resolution shall collectively be referred to as the “Resolutions”).

We do not express any opinion in respect of the Underwriting Agreement.

In connection with such examination and for the purpose of the legal opinion expressed herein, we have assumed:

(i)	at the time of the issuances of the Registration Shares, the Company’s authorized capital will be sufficient;

(ii)	the Registration Shares will be subscribed for, issued and accepted by their subscribers in accordance with all applicable laws (including for the avoidance of doubt, Dutch law);

(iii)	[the Registration Shares will be validly paid up at the time of the issuances [in accordance with the Underwriting Agreement;]

(iv)	[each party other than the Company has validly entered into the Deed of Issue;]

(v)	[the Registration Shares issued pursuant to the Deed of Issue have been accepted by their subscribers in accordance with all applicable laws (including for the avoidance of doubt, Dutch law); ]

(vi)	the genuineness of all signatures on all original documents of the persons purported to have signed the same;

(vii)	the conformity to their originals of all documents submitted or transmitted to us in the form of photocopies, electronically or otherwise, and the authenticity and completeness of such originals;

(viii)	that the Resolutions and the resolutions reflected therein have been validly signed and will be in full force and effect at the time of the issuance of the Registration Shares and that none of these resolutions have been or will be withdrawn or restated and that no resolutions have been or will be adopted to amend the contents of these resolutions;

(ix)	that the Deed of Incorporation and the Deed of Conversion are valid notarial deeds (notariële aktes), that the contents thereof are correct and complete, it being hereby confirmed that on the face of the Deed of Incorporation and the Deed of Conversion it does not appear that the Deed of Incorporation and the Deed of Conversion are not valid notarial deeds;

(x)	that the B.V. Articles of Association were in full force and effect before the execution of the Deed of Conversion and that the N.V. Articles of Association are in full force and effect as at the date hereof, it being hereby confirmed that on the face of the N.V. Articles of Association and the Extract it does not appear that the N.V. Articles of Association are not in full force and effect as at the date hereof;

(xi)	any and all authorisations and consents of, or other filings with or notifications to, any public authority or other relevant body or person in or of any jurisdiction which may be required (other than under Dutch law) in respect of the issuance of the Registration Shares have been or will be duly obtained or made, as the case may be;

(xii)	that no petition has been presented to nor order made by a court for the bankruptcy (faillissement) of the Company and that no resolution has been adopted concerning a statutory merger (juridische fusie) or division (splitsing) involving the Company as disappearing entity, or a voluntary liquidation (ontbinding) of the Company;

(xiii)	that, at the date hereof, the information contained in the Extract truly and correctly reflects the position of the Company as mentioned therein;

(xiv)	that, at the time of the issuances of the Registration Shares, the Company is not included on the consolidated list of persons, groups and entities subject to EU financial sanctions (the “Sanctions List”);

(xv)	that, at the date hereof, the directors of the Company are not included on the list of natural persons subject to a director’s disqualification (civielrechtelijk bestuursverbod) under the laws of the Netherlands (the “Disqualification List”); and

(xvi)	that the Company has not been dissolved (ontbonden), merged (gefuseerd) involving the Company as disappearing entity, demerged (gesplitst), converted (omgezet), granted a suspension of payments (surséance verleend), subjected to emergency regulations (noodregeling) as provided for in the Financial Supervision Act (Wet op het Financieel Toezicht), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of Council Regulation (EC) No 1346/2000 on insolvency proceedings of 29 May 2000, listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time, and no trustee (curator), administrator (bewindvoerder) or similar officer has been appointed in respect of the Company or any of its respective assets.

In support of the assumptions under (xii), (xiii) and (xiv), we have carried out the following investigations. The office of the bankruptcy registrar of the District Court of Amsterdam has confirmed to us by telephone today at [●] that the Company has not been declared bankrupt (in staat van faillissement) and has not been granted a suspension of payment (surséance van betaling). Furthermore, we have obtained a confirmation through http://www.rechtspraak.nl, derived from the segment for EU registrations of the Central Insolvency Register, that the Company is not registered as being subject to insolvency proceedings. The Trade Register has confirmed to us by telephone today at [●] that the Company has not been dissolved at the initiative of the Dutch Chamber of Commerce and that no resolution to dissolve, merge (juridisch fuseren) or demerge (splitsen) the Company was filed. In the same telephone call, the official of the Trade Register confirmed to us that no amendments in the registration of the Company occurred in the period from the provision of the Extract to us through the date and time hereof. Moreover, in support of the assumption under (xiv), we have carried out an online search today at [●] on https://webgate.ec.europa.eu/europeaid/fsd/fsf showing that the Company is not included on the Sanctions List. We have not investigated any matter that is the subject of an assumption made in this legal opinion other than as set forth herein.

We express no opinion as to any law other than the laws of the Netherlands in force at the date hereof as applied and interpreted according to present duly published case law of the Dutch courts. No opinion is rendered with respect to any matters of fact, anti-trust law, market abuse, equal treatment of shareholders, financial assistance, tax law or the laws of the European Communities, to the extent not or not fully implemented in the laws of the Netherlands.

In this legal opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. Where indicated in italics, Dutch equivalents of these English terms have been given for the purpose of clarification. The Dutch concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. Terms and expressions of law and of legal concepts as used in this legal opinion have the meaning attributed to them under the laws of the Netherlands and this legal opinion should be read and understood accordingly.

This legal opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matter not specifically referred to. Nothing in this legal opinion should be taken as expressing an opinion in respect of the factual accuracy of any representations or warranties, or other information, contained in any document, referred to herein or examined in connection with this legal opinion, except as expressly stated otherwise. For the purpose hereof, we have assumed such accuracy.

Based upon the foregoing (including, without limitation, the documents and the assumptions set out above) and subject to the qualifications set out below and any facts, circumstances, events or documents not disclosed to us in the course of our examination referred to above, we are, at the date hereof, of the opinion that:

[When issued,] the Registration Shares [will] have been validly issued, fully paid and will be non-assessable .

The opinion expressed above is subject to the following qualifications:

(A)	The opinion expressed above may be affected or limited by any applicable bankruptcy, insolvency, fraudulent conveyance (actio pauliana), reorganization, suspension of payment and other or similar laws now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

(B)	A power of attorney (volmacht) or mandate (lastgeving) granted or issued by the Company will terminate by force of law and without any notice being required upon bankruptcy of the Company and will become ineffective upon a suspension of payments (surséance van betaling) being granted to the Company.

(C)	A court applying the laws of the Netherlands may: (i) at the request of any party to an agreement change the effect of an arrangement or dissolve it in whole or in part in the event of unforeseen circumstances (onvoorziene omstandigheden) of such nature that do not, according the standards of reasonableness and fairness, justify the other party to expect the agreement to be maintained unchanged; (ii) limit any claim for damages or penalties on the basis that such claim is deemed excessive by the court; and (iii) refuse to give effect to any provisions for the payment of expenses in respect of the costs of enforcement (actual or attempted) or unsuccessful litigation brought before such court or tribunal or where such court or tribunal has itself made an order for costs.

(D)	If a party is controlled by or otherwise connected with a person, organization or country that is currently the subject of sanctions by the United Nations, the European Community or the Netherlands, implemented, effective or sanctioned in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet op de economische delicten) or the Financial Supervision Act (Wet op het Financieel Toezicht) or is otherwise the target of any such sanctions, the obligations of the Company to that party may be unenforceable, void or otherwise affected.

(E)	The term “non-assessable” has no equivalent legal term under Dutch law and for the purpose of this opinion, “non-assessable” means that a holder of a Registration Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Registration Share.

This opinion is rendered to you for the sole purpose of the filing of this opinion as an exhibit to the Registration Statement to be submitted by the Company on the date hereof, to which filing we consent under the express condition that:

(i)	we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act of 1933;

(ii)	any issues of interpretation of liability arising under this legal opinion will be governed exclusively by the laws of the Netherlands and be brought exclusively before a Dutch court;

(iii)	this legal opinion is subject to acceptance of the limitation of liability as mentioned on the first page of this letter;

(iv)	we do not assume any obligation to notify or to inform you of any developments subsequent to the date hereof that might render its contents untrue or inaccurate in whole or in part at such time; and

(v)	this legal opinion is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond our opinion expressly stated herein.

Yours faithfully,

CMS Derks Star Busmann N.V.